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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 25, 1996, relating to the statement of assets and liabilities at October 21, 1996 of Prudential Emerging Growth Fund, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, NY
October 25, 1996